Exhibit 99.1

NEWS RELEASE

Date:	September 18, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Three Point Advisors, LLC
817-310-0051

XETA Technologies Comments on Avaya/ Nortel Networks Combination

•                  Sale Provides Clear Path Forward…Addresses Concerns About Continued Support for Nortel Enterprise Equipment

•                  XETA is Uniquely Positioned to Provide Immediate Support for Avaya/ Nortel Customers

•                  XETA Establishes Website www.NorteltoAvaya.com to Provide Transition Information

XETA Technologies (Nasdaq: XETA) commented today on Avaya’s pending acquisition of the enterprise assets of Nortel Networks. The Company said that the resolution of the auction, and the subsequent court approval, creates clarity around the relevance of Nortel in the enterprise market.  “A significant concern for our Nortel customers, and a major reason for delayed purchasing decisions, has been how their investments in the Nortel platform will be supported by the winning bidder.  Avaya has clearly articulated its plans to continue to support Nortel products and pledged to provide investment protection for customers, which should alleviate concerns and get customers buying again,” said Greg Forrest, CEO and President of XETA Technologies.

As one of the only channel partners with the highest level of certification from both Nortel and Avaya, XETA is uniquely positioned to help with this transition.  XETA has made significant investments to build a nationwide sales and service footprint and the highest levels of competencies with these two vendors.  XETA is a key channel partner for each of these vendors and has a significant influence on their go-to-market strategies.  Among the other factors that differentiate XETA include:

•                  Avaya Platinum Business Partner and Nortel Elite Advantage Partner – XETA has achieved the highest accreditation levels of both vendors with multi-year investments to build competencies

•                  Recognized as Avaya BusinessPartner of the Year for North America-2008 and Nortel Supplier of the Year Award for Services Innovation-2007

•                  Nationwide Sales and Service Footprint with In-house 24/7/365 Contact Center

•                  XETA (Nasdaq: XETA) is a Public Company with a 27-year Operating History and Verifiable Financial Strength

The Company believes that the combined Avaya / Nortel entity will be a more formidable competitor in the enterprise communications market.  The combined companies will have the leading market share and a greater base of revenue from which to fund R&D investments.  Combined with Nortel, Avaya’s market share will increase from 17 percent to 27 percent, six percentage points greater than the next largest competitor, according to Frost & Sullivan.  “Transitioning and training Nortel’s channel partners will be key to the combined entity’s success in maintaining and growing its market share.  XETA has already gone through the process to build the highest level of competencies with Avaya and Nortel.  We already speak the language of both vendors and can immediately address customers’ needs and concerns,” said Mr. Forrest.  “In fact, over the past several years we have been gaining recognition and momentum as the provider of choice among large enterprise customers who are looking for a single vendor to provide service for multiple equipment manufacturers and support the migration of communications technology platforms.”

Regarding the combination of Avaya/ Nortel and XETA’s unique value proposition, Howard Lee, Chief Executive Officer of Spoken Communications said, “Before, we considered Avaya only as a rip-and-replace alterative to Nortel.  This combination will allow us to migrate platforms and leverage our investments.  I need someone to show me how to make that happen, and I can’t think of anyone else that can provide that answer better than XETA. To that end, we have recently chosen XETA to deploy our first Avaya-based contact center.”  Headquartered in the Pacific Northwest, Spoken Communications provides hosted solutions to contact centers.

XETA also announced that it has established the website www.NorteltoAvaya.com to provide information about the pending Avaya/Nortel combination.

About XETA Technologies

XETA Technologies sells, installs and services advanced communication technologies for small, medium, and Fortune 1000 enterprise customers. The Company maintains the highest level of technical competencies with multiple vendors including Avaya, Mitel, Nortel, Hitachi and Samsung. With a 27-year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA Technoloiges (Nasdaq: XETA) is available at www.xeta.com. Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These and other forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions) reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the condition of the U.S.economy and its impact on capital spending in the Company’s markets; reduced availability of credit; theNortel Networks bankruptcy filing and the impact that such action will continue to have on the Company’s Nortel products and services offering; unpredictable quarter to quarter revenues; continuing success of our Mitel product and service offerings; the Company’s ability to maintain and improve upon current gross profit margins; intense competition and industry consolidation; dependence upon a few large wholesale customers for the recent growth in the Company’s Managed Services offering; and the availability and retention of revenue professionals and certified technicians.